GREENLIGHT RE PROVIDES ACCURATE INFORMATION IN RESPONSE TO ERRONEOUS RESEARCH REPORT

GRAND CAYMAN, Cayman Islands - May 30, 2018 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (the “Company” or “Greenlight Re”), a specialist property and casualty reinsurance company headquartered in the Cayman Islands, today addressed inaccurate statements in a report published by Sunesis Capital (the “Report”).

Background
On Monday, May 28, 2018, Sunesis Capital, a San Francisco based fund published the Report, which alleges, among other things, that Greenlight Re should be classified as a passive foreign investment company (“PFIC”), and this classification would be deemed as “lights out” for Greenlight Re. The Company believes that this allegation and assessment of the Company, its business and strategy is fundamentally flawed.

While the Company, the Board of Directors, and management always support active dialogue with existing and potential shareholders, it believes that the creation of any investment thesis relies on accurate facts and honest analysis. The Report is deficient in these regards.

On December 22, 2017, H.R. 1, commonly referred to as “the Tax Cuts and Jobs Act”, was signed into law. H.R. 1 provides a bright-line test that a non-U.S. insurance company will receive the benefit, for PFIC purposes, of being engaged in the active conduct of an insurance business, if its applicable insurance liabilities constitute more than 25% of its total assets.

Factual Clarification of Report Inaccuracies
The Report illustrates Sunesis Capital’s confusion regarding Greenlight Re’s value creation strategy and drivers, and mischaracterizes the Company’s underwriting, investment and disclosure practices:

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The Report questions whether the Company “should be classified as a PFIC”. As Greenlight Re has stated publicly in its annual report on form 10-K for the period ended December 31, 2017, management believes Greenlight Re should not be classified as a PFIC. Under the existing rules prior to the Tax Cuts and Jobs Act, Greenlight Re annually conducted an assessment and determined that in 2017 and in prior years it should not be deemed a PFIC. The Company’s reinsurance activities and risk profile do not support the PFIC designation, but the law change has put more emphasis on balance sheet arithmetic than a qualitative assessment. Greenlight Re intends not to be treated as a PFIC and is in the process of restructuring its activities to ensure that it meets the bright-line applicable insurance liabilities test. Greenlight Re will not need “to increase insurance liabilities in a market that has terrible pricing” or deviate from its underwriting discipline.

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Greenlight Re is not a small reinsurance business “stapled onto billions of dollars of hedge fund capital”. Rather, the Company, established in 2004, is a standalone global property and casualty reinsurer regulated in the Cayman Islands and Ireland with 37 employees. Greenlight Re is not invested in the Greenlight Capital investment funds, but rather has a separately managed account subject to its own investment guidelines as overseen by its Board of Directors.

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Contrary to the allegations in the Report, Greenlight Re has not “increased investment risk due to poor recent performance”. As described in the Company’s 2018 first quarter earnings call, the Company has lowered gross exposure in recent periods. As of March 31, 2018, the investment portfolio was 93% gross long by 65% short, compared to 101% long and 67% short as of December 31, 2017.

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The Company utilizes brokerage services that are common practice throughout the reinsurance industry. The reinsurance brokerage services industry is dominated by a small number of large companies and it is common for a reinsurer to have significant concentration.

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While the Company does not believe that other clients of Greenlight Re’s investment advisor or of its affiliates are relevant to the Company or to its investors, we note that Greenlight Capital has advised that as of March 31, 2018:

◦	Greenlight Capital’s funds that employ a similar investment strategy to Greenlight Re have similar fee arrangements, and

◦	Greenlight Re comprises 18% of Greenlight Capital’s total assets under management, not 42% as erroneously calculated in the Report.

For these reasons and others, Greenlight Re strongly disagrees with the allegations contained in the Report. Further, and more importantly, the Company remains committed and focused on its goal to generate long-term value for its shareholders.

Management Commentary
Simon Burton, CEO of Greenlight Re, stated, “We have always operated in a transparent manner with our shareholders, policyholders, and the general public. Greenlight Re flatly denies the claims in the Report that the Company is ‘Defrauding Policyholders’ and that it is ‘Circumventing dividend restrictions from operating subsidiaries’. These inflammatory statements are false and misleading. The Report provides no substantive facts or analysis to support them whatsoever”.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces.  The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded.  With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Contact:
Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

Public Relations/Media:
Mairi Mallon
Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk